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                                                               EXHIBIT 99.1


[BMC LETTERHEAD]
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     FOR IMMEDIATE RELEASE                                      NEWS RELEASE
     Investor Relations Contact:    Media Relations Contact:
     John Cox                       Lisa Cradit
     (713) 918-8800                 (713) 918-8800


              BMC SOFTWARE ANNOUNCES PRELIMINARY FINANCIAL RESULTS


     HOUSTON, Texas (October 6, 1995) - BMC Software, Inc. (BMCS) today released preliminary financial results for the second quarter of its 1996 fiscal year.

     BMC said that anticipated revenues for its second quarter ended September 30, 1995, would be approximately $88,250,000, with net earnings in the range of $25,750,000 and $26,750,000 and earnings per share in the range of $.49 and $.51. In the second quarter of fiscal 1995, BMC's revenues were $80,000,000, with net earnings of $24,283,000 and earnings per share of $.48. The Company said the anticipated revenues and earnings per share for the quarter were approximately 9% and 12%, respectively, below the consensus analysts' estimates. BMC expects to release complete financial results for the second quarter on October 24, 1995.

     Max Watson, BMC Chairman, President and Chief Executive Officer, said that second quarter revenues were impacted primarily by product transition issues and delays in closing large license transactions. Mr. Watson said the Company has not altered its internal planning model which provides for 20% revenue growth and 20% earnings per share growth for its fiscal year ending March 31, 1996, notwithstanding the September quarter's results.

     BMC has scheduled a conference call today at 4 p.m. CDT, for financial analysts and others. Those interested in participating may call 415/904-7315.

     About BMC Software

     BMC Software, Inc. (NASDAQ: BMCS) is a leading developer and vendor of Cooperative Enterprise Management Solutions that automate application and data management across heterogeneous legacy and open systems environments. BMC Software is cooperating with leading vendors throughout the

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BMC SOFTWARE ANNOUNCES PRELIMINARY FINANCIAL RESULTS
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computer industry to provide its customers with integrated enterprise-wide data, system, application and network management solutions. BMC Software has a 15-year history of industry-leading product development for large-scale computing environments. It is now leveraging this knowledge and strength in the management and movement of data to introduce new solutions for enterprise-wide computing. BMC Software is headquartered in Houston, Texas and currently offers more than 80 products.



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